Eastman Announces First-Quarter 2018 Financial Results

KINGSPORT, Tenn., April 26, 2018 - Eastman Chemical Company (NYSE:EMN) today announced reported earnings of $2.00 per diluted share for first quarter 2018 versus $1.89 per diluted share for first quarter 2017. Adjusted earnings were $2.23 per diluted share for first quarter 2018 versus $1.83 per diluted share for first quarter 2017. For detail of the adjustments and reconciliation to reported company and segment earnings for all periods presented, see Tables 3A and 4A.

“We are off to an excellent start in 2018, with year-over-year adjusted EPS growth of 22 percent in the first quarter,” said Mark Costa, Board Chair and CEO. “Our innovation-driven growth model is continuing to deliver impressive volume growth in our specialty businesses as demonstrated by their above market growth in the quarter. Disciplined capital allocation and a sustained focus on cost management also are contributing to our strong results. We remain confident that execution of our strategy will result in continued outstanding results going forward.”

(In millions, except per share amounts)	1Q2018	1Q2017
Sales revenue	$2,607	$2,303
Earnings before interest and taxes ("EBIT")	$409	$401
Adjusted EBIT*	$459	$401
Earnings per diluted share	$2.00	$1.89
Adjusted earnings per diluted share*	$2.23	$1.83
Net cash (used in) provided by operating activities	$(35)	$52
Free cash flow*	$(113)	$(81)

*Beginning January 1, 2018, the Company's primary measure of operating performance for all presented periods is earnings before interest and taxes ("EBIT"). For non-core and unusual items (primarily net costs from the previously reported coal gasification incident) excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow, and reconciliations to reported company and segment earnings and to cash provided by operating activities, see Tables 1, 3A, 4A, 4B and 5B.

Segment Results 1Q 2018 versus 1Q 2017

Additives & Functional Products - Sales revenue increased due to higher sales volume, higher selling prices, and a favorable shift in foreign currency exchange rates. The higher sales volume and higher selling prices for most product lines, particularly animal nutrition, care chemicals, and tire additives, were attributed to improved market conditions and enhanced commercial execution. Reported and adjusted EBIT increased due to higher sales volume, higher selling prices, and a favorable shift in foreign currency exchange rates, partially offset by higher costs of growth initiatives.

Advanced Materials - Sales revenue increased primarily due to improved product mix from higher sales volume of premium products, including TritanTM copolyester, Saflex® head-up displays (“HUD”), Saflex® acoustic interlayers, and performance films, and a favorable shift in foreign currency exchange rates. Reported and adjusted EBIT increased due to higher sales volume, improved product mix, and a favorable shift in foreign currency exchange rates, partially offset by higher costs of growth initiatives.

Chemical Intermediates - Sales revenue increased due to higher selling prices across most product lines attributed to higher raw material and energy prices and continued improvement in market conditions. Reported EBIT declined due to costs from the coal gasification incident. Adjusted EBIT increased primarily due to higher selling prices more than offsetting higher raw material and energy costs.

Fibers - Sales revenue increased due to higher sales volume for acetate tow and acetate flake resulting from the timing of recognition of revenue under the new revenue recognition accounting standard, and sales revenue in first quarter 2018 from textiles and nonwovens innovation platform products previously reported in “Other.” Reported EBIT declined due to costs from the coal gasification incident. Adjusted EBIT increased primarily due to higher sales volume.

Cash Flow

The company continues to expect to generate greater than $1.1 billion of free cash flow (cash from operating activities less net capital expenditures). Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives, and repurchasing shares.

Eastman used $35 million in cash for operating activities during first quarter 2018. Strong earnings were partially offset by a normal seasonal increase in working capital. Net cash used for coal gasification operations repair and restart was approximately $75 million in first quarter 2018. Share repurchases totaled $100 million during the quarter. See Tables 5A and 5B.

Outlook

Commenting on the outlook for full-year 2018, Costa said: "Our compelling performance in the first quarter gives us increasing confidence in our growth expectations for the year. Our innovation-driven growth model continues to deliver results, driving impressive growth in our specialty businesses. In addition, the use of our strong free cash flow along with a modestly lower tax rate is contributing to earnings growth. We continue to work hard to offset volatility in raw material and energy prices, particularly olefins. Taking all of this together, we are increasing our expectations for adjusted 2018 EPS growth to be between 10-14 percent.”

The full-year 2018 projected earnings exclude any non-core, unusual, or non-recurring items in the remaining nine months of 2018, and assumes that the adjusted tax rate detailed in Tables 4A and 4B for first quarter 2018 will be the actual rate for full-year 2018. Our 2018 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected full-year 2018 earnings excluding non-core and any unusual or non-recurring items to projected GAAP earnings without unreasonable efforts.

Revenue Recognition Accounting Change and Segment Product Changes

Beginning in first quarter 2018, the Company adopted Accounting Standards Codification 606 under which the Company recognizes revenue when control has been transferred to the customer, generally at the time shipment occurs. Under the previous revenue recognition accounting standard, the Company recognized revenue upon delivery of the goods. The Company adopted the new revenue recognition standard using the modified retrospective approach so that revenue for all periods prior to first quarter 2018 continues to be reported under the previous standard which resulted in an increase to retained earnings of $53 million after tax for net earnings attributed to product shipped but not yet delivered at December 31, 2017. This change is not expected to have a material impact on full-year sales revenue or EBIT when comparing 2018 under the new revenue recognition standard to previous years under the previous standard as both years will continue to have 52 weeks of revenue. However, the difference in timing of recognition of revenues under the current and former accounting standards is expected to have some impact on seasonal revenue and EBIT trends during 2018 compared to previous years.

Beginning first quarter 2018, sales revenue and innovation costs from the textiles and nonwovens fiber innovation platform products previously reported in “Other” are reported in the Fibers segment due to accelerating commercial progress of growth initiatives. In addition, as a result of recent changes in the management of products and operations to better align resources for growth initiatives, certain products previously reported in the Chemical Intermediates segment are beginning first quarter 2018 reported in the Additives & Functional Products segment.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, cash flow, and debt for full-year 2018. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-K filed for 2017 available, and the Form 10-Q to be filed for first quarter 2018 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section, and in the slides and remarks in the public conference call and webcast detailed below.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on April 27, 2018 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 719-457-1036, passcode number 9070357. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, April 27 to 11:00 a.m. ET, May 7 at 888-203-1112 or 719-457-0820, passcode 9070357.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2017 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

# # #
Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 26, 2018

For Eastman Chemical Company First Quarter 2018 Financial Results Release

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2018	2017
Sales	$2,607	$2,303
Cost of sales (1)	2,026	1,698
Gross profit	581	605
Selling, general and administrative expenses	190	179
Research and development expenses	56	57
Asset impairments and restructuring charges, net	2	—
Other components of post-employment (benefit) cost, net	(30)	(28)
Other (income) charges, net (2)	(46)	(4)
Earnings before interest and taxes (3)	409	401
Net interest expense	59	60
Earnings before income taxes	350	341
Provision for income taxes	60	62
Net earnings	290	279
Less: Net earnings attributable to noncontrolling interest	—	1
Net earnings attributable to Eastman	$290	$278

Basic earnings per share attributable to Eastman	$2.03	$1.90
Diluted earnings per share attributable to Eastman	$2.00	$1.89

Shares (in millions) outstanding at end of period	142.6	145.8
Shares (in millions) used for earnings per share calculation
Basic	142.8	146.2
Diluted	144.8	147.2

(1)
First quarter 2018 includes $87 million of net costs from the previously reported disruption, repairs, and reconstruction of the coal gasification facility and restart of operations resulting from the October 4, 2017 incident (the "coal gasification incident").

(2)	First quarter 2018 includes a $50 million gain from insurance for property damage from the coal gasification incident.

(3)
Beginning January 1, 2018, the Company's primary measure of operating performance is earnings before interest and taxes ("EBIT") with all periods presented on this basis. Previously, the Company's primary measure of operating performance was operating earnings.

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2018	2017
Sales by Segment
Additives & Functional Products	$939	$773
Advanced Materials	693	634
Chemical Intermediates	730	670
Fibers	245	213
Total Sales by Segment	2,607	2,290
Other	—	13
Total Eastman Chemical Company	$2,607	$2,303

Table 2B – Sales Revenue Change

	First Quarter 2018 Compared to First Quarter 2017
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	21%	10%	6%	5%
Advanced Materials	9%	4%	1%	4%
Chemical Intermediates	9%	(2)%	9%	2%
Fibers	15%	18%	(3)%	—%

Total Eastman Chemical Company	13%	6%	4%	3%

Table 2C – Sales by Customer Location

	First Quarter
(Dollars in millions, unaudited)	2018	2017
Sales by Customer Location
United States and Canada	$1,100	$1,066
Asia Pacific	642	512
Europe, Middle East, and Africa	727	600
Latin America	138	125
Total Eastman Chemical Company	$2,607	$2,303

Table 3A - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations

	First Quarter
(Dollars in millions, unaudited)	2018	2017
Additives & Functional Products
Earnings before interest and taxes	$176	$153
Net costs resulting from coal gasification incident (1)	2	—
Excluding unusual item	178	153
Advanced Materials
Earnings before interest and taxes	135	121
Net costs resulting from coal gasification incident (1)	3	—
Excluding unusual item	138	121
Chemical Intermediates
Earnings before interest and taxes	70	82
Net costs resulting from coal gasification incident (1)	19	—
Excluding unusual item	89	82
Fibers
Earnings before interest and taxes	43	52
Net costs resulting from coal gasification incident (1)	13	—
Excluding unusual item	56	52
Other
Loss before interest and taxes	(15)	(7)
Costs resulting from tax law changes and outside-U.S. entity reorganizations (2)	11	—
Asset impairments and restructuring charges, net (3)	2	—
Excluding non-core item	(2)	(7)

Total Eastman Chemical Company
Earnings before interest and taxes	409	401
Costs resulting from tax law changes and outside-U.S. entity reorganizations	11	—
Asset impairments and restructuring charges, net	2	—
Net costs resulting from coal gasification incident	37	—
Total earnings before interest and taxes excluding non-core and unusual items	$459	$401

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$409	$401
Costs of sales	87	—
Selling, general and administrative expenses	3	—
Asset impairments and restructuring charges, net	2	—
Other (income) charges, net	(42)	—
Total earnings before interest and taxes excluding non-core and unusual items	$459	$401

(1)	Costs from the coal gasification incident partially offset by proceeds from insurance.

(2)	Costs resulting from fourth quarter 2017 tax law changes and related outside-U.S. entity reorganizations as part of the transition to an international treasury services center.

(3)	Corporate severance costs.

Table 3B - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes (1)

	First Quarter
(Dollars in millions, unaudited)	2018	2017
Additives & Functional Products	$178	$153
Advanced Materials	138	121
Chemical Intermediates	89	82
Fibers	56	52
Total segment earnings before interest and taxes excluding non-core and unusual items	461	408
Other	(2)	(7)
Total earnings before interest and taxes excluding non-core and unusual items	$459	$401

(1)	For identification of excluded non-core and unusual items and reconciliations to GAAP earnings before interest and taxes, see Table 3A.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations

	First Quarter 2018
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Asset Impairments and Restructuring Charges, Net (2)	Costs Resulting from Tax Law Changes and Outside-U.S. Entity Reorganizations (3)	Net Costs Resulting from Coal Gasification Incident (4)	Adjustment to Effective Tax Rate and Provision for Income Taxes (5)	Non-GAAP (Excluding Non-core and Unusual Items and with Adjusted Provision for Income Taxes)
Earnings before interest and taxes	$409	2	11	37	—	$459
Earnings before income taxes	$350	2	11	37	—	$400
Provision for income taxes (1)	$60	—	3	8	5	$76
Effective tax rate	17%	—	—	—	—	19%
Net earnings attributable to Eastman	$290	2	8	29	(5)	$324
Net earnings attributable to Eastman, per diluted share	$2.00	0.01	0.06	0.20	(0.04)	$2.23

	First Quarter 2017
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Asset Impairments and Restructuring Charges, Net	Costs Resulting from Tax Law Changes and Outside-U.S. Entity Reorganizations	Net Costs Resulting from Coal Gasification Incident	Adjustment to Effective Tax Rate and Provision for Income Taxes (5)	Non-GAAP (with Adjusted Provision for Income Taxes)
Earnings before interest and taxes	$401	—	—	—	—	$401
Earnings before income taxes	$341	—	—	—	—	$341
Provision for income taxes	$62	—	—	—	9	$71
Effective tax rate	18%	—	—	—	—	21%
Net earnings attributable to Eastman	$278	—	—	—	(9)	$269
Net earnings attributable to Eastman, per diluted share	$1.89	—	—	—	(0.06)	$1.83

(1)	Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	Corporate severance costs.

(3)	Costs resulting from fourth quarter 2017 tax law changes and related outside-U.S. entity reorganizations as part of the transition to an international treasury services center.

(4)	See Notes (1) and (2) to Table 1.

(5)	The adjusted provision for income taxes for first quarter 2018 and 2017 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Quarter
	2018	2017
Effective tax rate	17%	18%
Discrete tax items (1)	1%	5%
Tax impact of current year non-core and unusual items (2)	2%	—%
Changes in tax contingencies and valuation allowances	—%	(1)%
Forecasted full year impact of expected tax events	(1)%	(1)%
Adjusted full year effective tax rate	19%	21%

(1)
"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. First three months 2018 discrete items consist of excess tax benefits related to share-based compensation. First three months 2017 discrete items consisted of planned amendments to and finalization of prior years' income tax returns.

(2)	Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5A – Statements of Cash Flows

	First Quarter
(Dollars in millions, unaudited)	2018	2017
Operating activities
Net earnings	$290	$279
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	152	145
Gain from property insurance	(50)	—
Provision for deferred income taxes	11	31
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(223)	(149)
(Increase) decrease in inventories	(80)	(82)
Increase (decrease) in trade payables	8	(26)
Pension and other postretirement contributions (in excess of) less than expenses	(36)	(36)
Variable compensation (in excess of) less than expenses	(77)	(84)
Other items, net	(30)	(26)
Net cash (used in) provided by operating activities	(35)	52
Investing activities
Additions to properties and equipment	(128)	(133)
Proceeds from property insurance (2)	50	—
Proceeds from sale of assets	—	1
Acquisitions, net of cash acquired	—	(4)
Net cash used in investing activities	(78)	(136)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	199	—
Proceeds from borrowings	275	250
Repayment of borrowings	(175)	—
Dividends paid to stockholders	(80)	(75)
Treasury stock purchases	(100)	(75)
Proceeds from stock option exercises and other items, net	(3)	2
Net cash provided by financing activities	116	102
Effect of exchange rate changes on cash and cash equivalents	—	(2)
Net change in cash and cash equivalents	3	16
Cash and cash equivalents at beginning of period	191	181
Cash and cash equivalents at end of period	$194	$197

(1)	Cash proceeds from insurance for property damage from the coal gasification incident.

Table 5B – Net Cash (Used In) Provided By Operating Activities to Free Cash Flow Reconciliations

	First Quarter
(Dollars in millions, unaudited)	2018	2017
Net cash (used in) provided by operating activities	$(35)	$52
Capital expenditures
Additions to properties and equipment	(128)	(133)
Proceeds from property insurance (1)	50	—
Net capital expenditures	(78)	(133)
Free cash flow	$(113)	$(81)

(1)	Cash proceeds from insurance for property damage from the coal gasification incident.

Table 6A – Selected Balance Sheet Items

	March 31,	December 31,
(Dollars in millions, unaudited)	2018	2017
Cash and cash equivalents	$194	$191
Total borrowings	6,900	6,540
Total Eastman stockholders' equity	5,545	5,403

Table 6B – Total Borrowings to Net Debt Reconciliations

	March 31,	December 31,
(Dollars in millions, unaudited)	2018	2017
Total borrowings	$6,900	$6,540
Less: Cash and cash equivalents	194	191
Net debt	$6,706	$6,349